Exhibit 99.17

Press Release

Contacts:

Media:	Terri Snow	Financial:	Steve Hildebrand
	Executive Director -		Chief Financial Officer
	Corporate Communications		(918) 669-2288
(918) 669-2743
tsnow@dtag.com

FOR IMMEDIATE RELEASE

DOLLAR THRIFTY AUTOMOTIVE GROUP DELIVERS RECORD
FIRST QUARTER REVENUE

Net income jumps on 19 percent revenue gain

Tulsa, Oklahoma, April 29, 2004: Dollar Thrifty Automotive Group, Inc. (NYSE: DTG) reported results for the first quarter ended March 31, 2004. Total revenue for the quarter was a record $298.7 million, up 19.3 percent from the prior year’s first quarter. Net income for the quarter was $6.5 million, or $.25 per diluted share, including $.14 per share favorable cumulative effect of a change in accounting principle to adopt FASB Interpretation No. 46(R), “Consolidation of Variable Interest Entities” (“FIN 46(R)”). The Company also continued to be impacted during the first quarter from the implementation of Emerging Issues Task Force No. 02-16 “Accounting by a Customer (Including a Reseller) for Certain Consideration Received from a Vendor” (“EITF 02-16”). First quarter earnings were lower by approximately $2.7 million or $.10 per diluted share to reflect the remaining non-cash transition impact of implementing this new accounting method. For the 2003 first quarter, net income was $0.6 million or $.02 per diluted share.

The strong first quarter revenue growth was driven by a 33.8 percent increase in vehicle rental revenue resulting from substantial volume increases. Total rental days increased by 37.0 percent with same store rental days up 15.7 percent while franchise acquisitions and greenfield stores contributed another 21.3 percent to rental day growth. Vehicle leasing revenue declined from last year’s first quarter primarily due to a shift of vehicles from franchise to corporate operations resulting from franchise acquisitions and to lower lease rates.

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DTG

The Company continues to execute its growth strategy of acquiring both Dollar and Thrifty franchises in key U.S. and Canadian markets. During the first quarter, the Company acquired the Thrifty franchise operations in Aspen, Colorado, Greensboro and Raleigh-Durham, North Carolina, and completed the acquisition of the Dollar franchise operations in Aspen and Vancouver, Canada. In addition, the Company completed the acquisition of the Thrifty franchise in Ft. Myers, Florida, on April 1 and announced the pending acquisition of the Thrifty franchises in Orlando and Tampa, Florida, with an effective date of May 1. These acquisitions will add approximately 7,000 vehicles on an annualized basis to the Company’s rental fleet.

“Our impressive first quarter results were driven by strong transaction growth, improved efficiency and favorable vehicle cost trends,” Gary Paxton, President and Chief Executive Officer, said. “We made tremendous progress on our franchise acquisition initiative, achieved excellent same store growth and operated the vehicle fleet at a record first quarter utilization rate of 86.6 percent. While revenue per day was down slightly on a year over year basis, we are pleased with the growing consumer demand for our two brands and the efficiencies of our consolidated operating model. We will continue to build on this momentum and focus on providing our customers with an exceptional car rental value every time.”

During the first quarter, DTG purchased 147,100 shares under its two-year $30 million share repurchase program. Since announcing the program in July, DTG has repurchased 383,100 shares at a total cost of approximately $9.6 million.

Adoption of New Accounting Principle (FIN 46(R))
The Company adopted FIN 46(R) as of March 31, 2004, as required, to consolidate the results of Thrifty’s National Advertising Fund (“TNAF”). The Company has determined that TNAF is a variable interest entity for which the Company is the primary beneficiary, and must be consolidated with the Company’s results under this new accounting principle. The cumulative effect of this accounting change increased net income by $3.7 million, or $.14 per diluted share.

Adoption of New Accounting Method (EITF 02-16)
As discussed previously, during the fourth quarter of 2003 the Company commenced implementation of EITF 02-16 for accounting for purchase and promotion payments received from its primary vehicle supplier. The application of this new accounting method resulted in a $.10 per diluted share reduction in first quarter results. There will be no additional transitional impact of adopting EITF 02-16, however there will be some quarterly seasonal impact under this new accounting method.

Outlook
The Company expects continued growth in travel in 2004 as the economy improves. “We are seeing excellent transaction growth demonstrating the strength of our two value brands,” Paxton said. “We will continue to pursue our franchise acquisition strategy and strive for increased operating efficiencies resulting from our consolidated operating model and organizational structure. These savings are allowing us to invest in improved IT systems, marketing initiatives and infrastructure to facilitate additional growth.” The Company is raising its estimate for 2004 earnings per share to a range of $1.75 to $2.00 based on higher same store growth, acquisitions announced in 2004 and favorable cost trends. Previous guidance was to earn in a range of $1.60 to $1.90 per share. The Company's earnings guidance excludes the cumulative effect of a change in accounting principle. The new earnings guidance is based on achieving 8 percent to 10 percent growth in same store rental days as compared to 2003 and for revenue per day to be about the same as last year.

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DTG

The Dollar Thrifty Automotive Group, Inc. first quarter 2004 earnings conference call and live audio Web cast will be held on Thursday, April 29, 2004, at 10:00 a.m. (central time). Those interested in listening to the conference call live may access the call via Web cast at the corporate Web site, dtag.com, or by dialing 800-619-5712 (domestic) or 210-234-8002 (international). An audio replay of the conference call will be available through May 13, 2004, by calling 800-839-2160 (domestic) or 402-998-1214 (international). The ID and pass code for both the domestic and international replay is “Dollar Thrifty.” The replay will also be available via the corporate Web site for one year.

Dollar Thrifty Automotive Group, Inc. is a Fortune 1000 Company headquartered in Tulsa, Oklahoma. Driven by the mission, Value Every Time, the Company’s brands, Dollar Rent A Car and Thrifty Car Rental, serve value-conscious travelers in approximately 70 countries. Dollar and Thrifty have approximately 800 corporate and franchised locations in the United States and Canada, and they have operations at most major airports. The Company’s more than 7,000 employees are located mainly in North America, but global service capabilities exist through an ever expanding franchise network. For additional information, visit dtag.com.

Some of the statements contained in this press release may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Although Dollar Thrifty Automotive Group, Inc. believes such forward-looking statements are based upon reasonable assumptions, such statements are not guarantees of future performance and certain factors could cause results to differ materially from current expectations. These factors include: price and product competition; economic and competitive conditions in markets and countries where the companies’ customers reside and where the companies and their franchisees operate; airline travel patterns; changes in capital availability or cost; costs and other terms related to the acquisition and disposition of automobiles; costs of conducting business and changes in structure or operations; and certain regulatory and environmental matters. Should one or more of these risks or uncertainties, among others, materialize, actual results could vary from those estimated, anticipated or projected. Dollar Thrifty Automotive Group, Inc. undertakes no obligation to update or revise forward-looking statements to reflect changed assumptions, the occurrence of unanticipated events or changes to future operating results over time.

Table 1

Dollar Thrifty Automotive Group, Inc.
Consolidated Statement of Income
(In thousands, except share and per share data)
Unaudited

	Three months ended		As % of
	March 31,		Total Revenues
	2004	2003	2004	2003

Revenues:
Vehicle rentals	$265,345	$198,358	88.8%	79.2%
Vehicle leasing	17,768	37,224	5.9%	14.9%
Fees and services	12,134	13,546	4.1%	5.4%
Other	3,461	1,355	1.2%	0.5%

Total revenues	298,708	250,483	100.0%	100.0%

Costs and Expenses:
Direct vehicle and operating	156,565	100,641	52.4%	40.2%
Vehicle depreciation and lease charges, net	69,199	86,772	23.2%	34.6%
Selling, general and administrative	47,547	42,090	15.9%	16.8%
Interest expense, net	19,209	19,269	6.4%	7.7%

Total costs and expenses	292,520	248,772	97.9%	99.3%

Income before income taxes	6,188	1,711	2.1%	0.7%

Income tax expense	3,431	1,117	1.2%	0.5%

Income before cumulative effect of a change in accounting principle	2,757	594	0.9%	0.2%

Cumulative effect of change in accounting principle, net of tax	3,730	-	1.3%	0.0%

Net income	$6,487	$594	2.2%	0.2%

Basic earnings per share:
Income before cumulative effect of a change in accounting principle	$0.11	$0.02
Cumulative effect of a change in accounting principle	0.15	-

Net income	$0.26	$0.02

Diluted earnings per share:
Income before cumulative effect of a change in accounting principle	$0.11	$0.02
Cumulative effect of a change in accounting principle	0.14	-

Net income	$0.25	$0.02

Weighted average number
of shares outstanding:
Basic	24,953,291	24,455,770
Diluted	26,248,701	25,038,508

Table 2

Dollar Thrifty Automotive Group, Inc.
Selected Operating and Financial Data

	Three months ended
	March 31, 2004

OPERATING DATA:
Vehicle Rental Data: (includes new stores)

Average number of vehicles operated	84,849
% change from prior year	28.4%
Number of rental days	6,685,376
% change from prior year	37.0%
Vehicle utilization	86.6%
Percentage points change from prior year	4.6 p.p.
Average revenue per day	$39.69
% change from prior year	(2.4%	)
Monthly average revenue per vehicle	$1,042
% change from prior year	4.2%

Same Store Vehicle Rental Data: (excludes new stores)

Average number of vehicles operated	71,575
% change from prior year	8.3%
Number of rental days	5,647,251
% change from prior year	15.7%

Vehicle Leasing Data:

Average number of vehicles leased	15,888
% change from prior year	(42.8%	)
Monthly average revenue per vehicle	$373
% change from prior year	(16.6%	)

FINANCIAL DATA: (in millions)
Non-vehicle depreciation and amortization	$5
Non-vehicle capital expenditures (excludes acquisitions)	5
Cash paid for/(refund of) income taxes	1

Selected Balance Sheet Data
(In millions)

	March 31,		December 31,
	2004	2003	2003

	(Unaudited)

Cash and cash equivalents	$195	$76	$192
Restricted cash and investments	355	419	537
Revenue-earning vehicles, net	2,200	2,008	2,137

Total debt	2,323	2,239	2,442
Stockholders' equity	539	499	533